EXHIBIT 99.1

ENGlobal Reports Second Quarter Charge to Earnings

HOUSTON, July 21, 2010 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, today reported that its earnings for the second quarter ended June 30, 2010 will reflect an after tax charge of approximately $1.8 million resulting from reserves taken against long term claim receivable for services provided in 2008 to Bigler, LP ("Bigler"), a Texas-based chemical company. The one-time charge is calculated on a net basis, after adjustment for taxes. There will be no impact on prior or future quarters.

The dispute involved a project to design and build improvements to the Bigler plant and terminals operations. As a result of non-payment, the Company was one of several firms to file a materialman's and mechanic's lien on the property on which the services were performed, but was an unsecured creditor. In October 2009, Bigler filed for Bankruptcy protection.

The Chapter 11 petition listed assets of $233 million and debt of $151 million. However, in an auction held on June 16, 2010, the bankruptcy trustee sold all of the assets for an aggregate of only $58.5 million, all of which was used to pay secured creditors. ENGlobal now believes it is unlikely to recover the $2.9 million that Bigler owes.

The Company is scheduled to announce its second quarter 2010 earnings and will hold a conference call to discuss the Company's performance on August 5, 2010.

About ENGlobal

ENGlobal provides project delivery solutions through its engineering, automation, land and government groups primarily to the energy sector throughout the United States and internationally. The Company's multi-disciplined staff develops projects from the initial planning stages, including right-of-way acquisition and permitting, and detailed design, fabrication, and inspection. ENGlobal has approximately 1,900 employees in 20 offices and occupies over 500,000 square feet of office and fabrication space. ENGlobal has been named one of the fastest growing engineering firms in the United States and Canada by ZweigWhite in each of the last six years. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1)  the Company's ability to collect its accounts receivable; (2) the Company's ability to shift its contracting strategy in a manner that will prevent future charges; (3) the Company's ability to achieve its business strategy while effectively managing costs and expenses; (4) the Company's ability to successfully and profitably integrate acquisitions; and (5) improvement in the performance of the energy sector.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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CONTACT:  ENGlobal
          Natalie S. Hairston
          (281) 878-1000
          ir@ENGlobal.com